  Exhibit 23.2

January 12, 2018

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-222127) of Fusion Telecommunications International, Inc. dated January 12, 2018 of our report dated August 28, 2017, with respect to the consolidated balance sheets of Birch Communications Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and our report dated April 30, 2015 with respect to the consolidated balance sheets of Birch Communications Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended.

/s/ MCNAIR, MCLEMORE, MIDDLEBROOKS & CO, LLC